News Release	AmSouth Bancorporation Post Office Box 11007 Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	(News Media)	Rick Swagler	(205) 801-0105

	(Investment Community)	List Underwood	(205) 801-0265

AmSouth Receives ‘Wells Notice’ from SEC Related to BISYS Investigation

BIRMINGHAM, Ala., Aug. 24, 2005 – AmSouth Bank (NYSE: ASO) has received a “Wells Notice” from the regional office of the Securities and Exchange Commission in Los Angeles indicating that the staff intends to recommend that the Commission bring a civil action against AmSouth Bank and AmSouth Asset Management Inc. for possible violations of federal securities laws relating to its mutual fund management business. The potential action arose from the SEC’s investigation of the mutual fund services unit of the BISYS Group, Inc., an outside company that provides fund administration and other services to the AmSouth Funds and many other mutual fund families. AmSouth has been cooperating extensively with the SEC in the BISYS investigation.

AmSouth believes the SEC investigation primarily relates to past arrangements under which BISYS used a portion of the fees paid to it by the fund family to pay for marketing and other expenses.

AmSouth Bank and AmSouth Asset Management, in cooperation with a special review committee of the Board of Trustees of the AmSouth Funds, are conducting a review of this matter and are taking appropriate steps to protect the interests of fund shareholders, including making payments to the AmSouth Funds.

AmSouth previously announced an agreement to sell its mutual fund management business to Pioneer Investment Management, Inc., which is not affiliated with AmSouth Bank. That transaction is proceeding toward completion in September, subject to fund shareholder approval.

A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the Commission authorize the staff to bring a civil action. However, a Wells

Notice is not a formal allegation or proof of wrongdoing. The notice provides AmSouth the opportunity to formally respond to the SEC staff before the staff recommends whether the SEC should take action.

About AmSouth

AmSouth is a regional bank holding company with over $50 billion in assets, more than 685 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.